Exhibit 99.2

ASYST TECHNOLOGIES

Moderator: Stephen Schwartz
April 29, 2003
5:30 pm CT

Operator:	Welcome to the Asyst Technologies Fourth Quarter Financial Results Conference Call.

At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone does need assistance at any time during the conference, please press the star followed by the 0. As a reminder, this conference is being recorded today Tuesday, April 29, 2003.

At this time, I’d like to turn the conference over to John Swenson of Asyst Technologies. Please go ahead, sir.

     Thank you. Good afternoon everyone and welcome to the fiscal 2003 fourth quarter conference call for Asyst Technologies. A press release detailing our results for the quarter was distributed via businesswire at approximately 1:30 pm Pacific Time today, April 29, 2003. The release has been posted to our website, which is at www.asyst.com. To access the release, interested parties should click on the investor relations link, followed by the press release link, and look for the release entitled, “Asyst Technologies Reports Fiscal Fourth Quarter and Year-End Results.” The release includes condensed consolidated financial statements as well as a reconciliation between GAAP results and pro forma results. The company will occasionally present pro forma information to exclude extraordinary or non-recurring items such as gains and losses from the sales or valuation impairment of assets, restructuring charges, amortization of acquired intangibles, acquisition-related stock compensation expense and other items that either do not impact cash results or would, in our opinion, obscure an understanding of the company’s operational performance or present a misleading comparison between fiscal periods. I also need to remind you that during today’s call we will make forward-looking statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC on forms 10-k and 10q.

     Now to our conference call. With us today are Steve Schwartz, chairman and CEO, and Geoff Ribar, chief financial officer. Geoff will start us off with a financial review and then Steve will provide a strategic and operational overview. Then we will be happy to take your questions.

     And now, I’ll turn the call over to Geoff Ribar. Geoff?

     Geoff Ribar

     Thank you John.

     Results for the quarter were consistent with our preliminary announcement of April 1, 2003.

     Net sales for the quarter were $59.7 million, which is down 27% from $75.6 million in the December quarter. If we exclude the contribution of our wafer and reticle carrier business, sales for the quarter were approximately $58 million, down 15% from a comparable $68 million in the prior quarter. As required under GAAP for percentage of completion accounting, which is what we use at Asyst-Shinko, we had unbilled receivables of approximately $17.4 million and $16.0 million at March 31, 2003 and December 31, 2002, respectively.

     By customer type, sales for the quarter were 37% OEM and 63% fabs. This compares with 35% OEM and 65% fabs in the third fiscal quarter. On an absolute basis, OEM sales held up reasonably well at $21.6 million, versus $26.1 million in Q3. Asyst-Shinko sales were $22.3 million, compared with $24.1 million last quarter. Sales in our non-AMHS end user business, adjusted for the sale of our wafer and reticle carrier line were $12.3 million, compared with $18.2 million in the third quarter.

     Sales by region broke down as follows:

               North America: 31%

               Japan: 19%

               Taiwan: 14%

               Other Asia Pacific: 20%, and

               Europe: 15%

     On an absolute basis, all regions were down sequentially with the exception of Europe, where we recognized the first significant revenue related to a major AMHS project in Ireland.

     As a percentage of sales, 300mm products represented 42% of sales for the quarter, compared with 39% of sales in fiscal Q3. Flat panel represented 5% of sales, versus 12% in the prior quarter. The remainder, or 53% of sales, was 200mm.

     Only one customer represented 10% or more of sales for the quarter, and the top 10 customers accounted for 57% of total sales during the period.

     Now to bookings:

     Net bookings for the quarter were $42 million, which compares with $48.3 million in the prior quarter. ASI accounted for approximately $17 million of the bookings, which primarily comprised fill-ins and expansions of existing projects and one key new flat panel penetration, but no major new project awards. As we have said before, ASI’s bookings will tend to be very lumpy based on when significant projects are awarded.

     Our consolidated backlog stood at approximately $82 million as of the end of the quarter.

     Breakdown of net bookings was 39% OEM, compared with 37% in Q3.

     Net bookings breakdown by region was as follows

               North America: 30%

               Japan: 48%,

               Taiwan, 4%,

               Rest of Asia Pacific: 9%, and

               Europe: 9%

     The significant headline here is that Japan bookings roughly doubled, while Europe stayed essentially flat and the rest of the world was down.

     Bookings breakdown by product type was 60% 300mm, compared with 56% in Q2. Flat panel comprised 3% of bookings, versus 5% last quarter. The remainder, or 37%, was 200mm.

     Our gross margin for the quarter was 19%, compared with 25% in the third fiscal quarter. This was our last quarter of accelerated depreciation and other costs related to our outsourcing initiative. Also, because of the trend of sales in the base business, we took an additional reserve of $4.5 million for slow moving inventory. If we exclude the impact of the inventory reserve, gross margin would have been approximately 26%. Asyst-Shinko’s gross margin was well above 20% for the quarter, which brought them back in line with their historical average and with our expectations.

     Turning to operating expenses, R&D was $8.5 million, compared with $11.2 million in the prior quarter. SG&A expense at $19.8 million compares with $20.5 million in the prior quarter. Total operating expenses, excluding amortization of intangibles, came in at $27.4 million, versus $31.6 million in the prior quarter, a reduction of 10%.

     Other expense was $1.7 million, compared with $2.6 million last quarter.

     GAAP net loss for the quarter of $1.8 million includes an extraordinary gain of $28.4 million related to the sale of the wafer and reticle carrier product lines as well as a loss of 7.7 million to discontinued operations reflecting fourth quarter operating losses as well as final disposition of the AMP and SemiFab subsidiaries. Pro forma net loss, which excludes these items as well as the inventory reserve and amortization of intangibles, was $12.3 million. Diluted share count for the quarter was 40.6 million. Therefore, we’re reporting a pro forma net loss per diluted share of 30 cents.

     Now turning to the balance sheet.

     Our cash and short-term investments at quarter end totaled $99.3 million, up $22 million from the prior quarter. This reflects net proceeds of $33.4 million from the sale of WRC and $4.6 million generated by Asyst-Shinko, offset by $15.7 million of cash burn in the base business.

     Accounts receivable totaled $74.9 million at the end of the quarter, down from $93.7 million at the end of Q3.

     Inventory at the end of the quarter was $22.2 million, versus $16.3 million at the end of the prior quarter.

     Now to outlook.

•	As we said at the time of our preliminary release, we anticipate sales of approximately $45 million for the June quarter.

•	We expect gross margin of 15-20%, with the decrease due to the lower sales. We also aren’t getting the full benefit we would have expected from Solectron as of this quarter because we still need to work through costly pre-Solectron inventory that we had originally expected to be done with. We do expect to work through most of this in the current quarter, and expect steady improvement in margins as Solectron’s buying power begins to impact cost of goods.

•	We expect to recognize partial benefit of $3-$4 million from our restructuring program in the first quarter, offset by one-time restructuring charges of similar magnitude. GAAP operating expenses, including amortization of intangibles of approximately $5 million and estimated restructuring charges of $3-$4 million, therefore will be essentially flat with the fourth quarter of fiscal 2003. In the second quarter of fiscal 2004, the company expects GAAP operating expenses, including amortization of intangibles and any remaining restructuring charges, in the range of $25-$27 million.

•	We anticipate burning approximately $20 million of cash in the fiscal first quarter, net of any cash generated by Asyst-Shinko, including $3 to $4 million related to the restructuring program. Primarily as a result of the restructuring initiative, we expect to reduce the rate of burn significantly in the second fiscal quarter, with the long-term objective to be cash flow neutral during any downturn.

     With that, I’ll turn the call over to Steve.

     Steve Schwartz

     Thank you Geoff.

     I have a few comments specific to the fourth quarter and our recent sales performance, and then I will give you an update on our areas of strategic focus.

     The fourth quarter in the context of the past year illustrates the volatility that is both a strength and a weakness of the Asyst story. It was only six months ago, before the acquisition of Asyst-Shinko, that we achieved a $72 million dollar quarter. On a continuing operations basis, we more than doubled over the level of two quarters prior, with 200mm SMIF accounting for 74% of the growth, and essentially all of it coming out of Japan and Asia. That was a reflection of our extremely strong 200mm franchise and of our preeminent automation market position in Japan and Asia.

     Looking at the business today, now a full year through this microcosm of a cycle, we have essentially come full circle, with the base business very close to where it was one year ago. Excluding Asyst-Shinko, in the fourth quarter we again saw Japan, Taiwan and the rest of Asia holding back on spending. Our 200mm business, which is predominantly direct to fabs, was at a very low level, while our 300mm OEM business held up better.

     The point here is that we are strongest in the parts of the world with the most volatile demand, and our 200mm franchise is driven by capacity expansion and, to a more limited extent, new fab activity such as we have seen in China. With these market segments and regions currently quiet, and our lack of significant participation in the big 300mm spending coming out of Korea, we are for now relying more heavily on Asyst-Shinko and our 300mm OEM business. We are confident that, when Japan, Taiwan, China and other parts of Asia turn on again, we will enjoy more than our fair share of the business.

     In the meantime, we continue to grow our 300mm OEM business through new design wins, 50 of them over the last 12 months, which will show up in sales as these OEM tools ramp. We also are heavily involved in current 300mm strategic fab expansion through Asyst-Shinko, which has among its customers the largest and only multi-fab 300mm chip maker, as well as TSMC, Powerchip, Elpida, and Trecenti – giving us the strongest 300mm AMHS position by a significant margin.

     Now I have a few comments on our continued strategic areas of focus.

     Throughout this downturn, we have emphasized three things: market share gains, product development, and improving the cost structure of the company. We have achieved strong, measurable results in all three areas. There is a fourth strategic initiative, which I’ll discuss in a moment.

     First, in the area of market share, we were pleased to see the 2002 market statistics from Dataquest, which showed us moving up three notches, to number 13 on the list of the top 20 global equipment companies. We did this on the strength of 15% year-over-year growth as reported by Dataquest, amid flat to down comparisons by most other companies on the list.

     According to Dataquest, in most of our key segments, we also continued our leadership. In atmospheric tool hardware, we grew our market share from 50% to 57%. In AMHS, we are essentially tied for the #1 position with Daifuku, dramatically growing our share by 11 points with Asyst-Shinko from 18% to 29%, driven by what we believe is our greater than 50% share of the 300mm AMHS market. Daifuku lost three points of share, dropping from 33% to 30% of the market.

     Auto-ID wafer identification and tracking is not segmented by Dataquest, but we believe we gained share in the past year.

     Wafer sorters continues to be our one disappointment, where we have lost share to lower priced but also less functional competitive products. We are addressing our sorter position both through improved execution and product development and are committed to capturing share during the current calendar year.

     The second area is product development. I mentioned our new sorter product. We also are now entering commercialization of our new unified atmospheric front-end. You may have seen our joint release announcing a development alliance with Mattson, under which we will work together to integrate Mattson’s latest RTP tools with our new front-end. Mattson is as excited about it as we are, because they recognize the significant benefits we provide in terms of ease of integration, improved lead times, ease of installation, reliability and performance. We are working on additional beta penetrations with other OEMs that we expect to achieve over the coming months.

     I also want to talk about Isoport, the 300mm front load we began shipping just over six months ago. The Isoport has been qualified by every OEM and fab that has conducted an evaluation. We have accumulated 30 design wins for the product across 24 different OEMs, and have shipped 165 units to date. We also so far have received preferred product status at six 300mm fabs, all of which were competitive evaluations.

     The third area of focus has been cost.

     We now are six months into our transition to Solectron. We shipped our first product out of Solectron in Singapore in early February, and so far have transitioned more than 70% of our traditional Asyst revenue. We expect to have 90% of our traditional Asyst product revenue shipping out of Singapore by the end of May. As we have said before, we believe that as the Solectron partnership gains traction it will deliver significant cost, quality, and lead time advantages, as well as significantly greater manufacturing flexibility.

     In the current environment, we also have had to address operating costs. As Geoff mentioned, we brought down operating expenses by 10% in the March quarter, and are in the process of implementing additional reductions on the order of 25-30%. This includes a reduction in force of more than 30%, or about 250 of our 760 worldwide employees outside of ASI. We believe this positions us to break even at consolidated sales in the range of $65 million. That is $20 million below where we are today, and $10 million below our actual sales performance just one quarter ago.

     Finally, I want to talk about a fourth opportunity for Asyst, which is to expand our presence in the flat panel market. We already participate through Asyst-Shinko and are well regarded by our primary FPD customer, which is expected to be the industry’s number one capex spender in 2004. We have won one additional penetration of a projected top-five capex FPD customer and are in advanced discussions on an additional top-five opportunity. The FPD AMHS market is as large as the semiconductor AMHS opportunity. We also are at a very attractive point in the FPD life cycle, with both demand and glass size increasing. With each new generation of glass size, automation becomes more important, and we are positioned to be a key player in the FPD automation market.

     In summary, we are addressing the critical needs of the business that are within our control. We continue to hope for the modest second half uptick in spending that our customers are suggesting, and we are well positioned if it should happen, but we are sizing the business as if it won’t. We believe we are currently structured at a sustainable level in the near term, but with the capability to drive the business toward a consolidated $100 million of quarterly sales when things turn on again. At that level we would be generating significant GAAP earnings and cash flow based on our model. In the meantime, we are staying close to customers, pursuing every opportunity, fixing underperforming regions, and staying focused on our significant future opportunity.

     We appreciate your interest and your support, and now we will be happy to take your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time, we will begin the question and answer session. If you do have a question, please press the star followed by 1 on your pushbutton phone.

If you’d like to decline from the polling process, simply press the star followed by 2. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order in which they are received.

If you are using speakerphone equipment today you will need to lift the handset before pressing the number. One moment please for our first question.

Our first question is from Jay Deahna with JP Morgan.

Jay Deahna:	Thank you. Good afternoon, guys.

First question is, in the second calendar quarter, do you expect any full factory AMHS systems to be booked by the industry and, if so, do you expect any to be booked by Asyst-Shinko?

Schwartz:	We believe that there’s a chance for one AMHS order to be booked in the quarter and we’re – we’ll still be competing for the opportunity.

Jay Deahna:	And what region is that in?

Schwartz:	It would be in Asia.

Jay Deahna:	Okay. And how do you guys square this concept that the semiconductor industry is seemingly stabilizing, maybe on a little bit of a recovery path here as perhaps exemplified by TSMC, yet most semiconductor companies are extraordinarily reluctant to pick up the spending and the long lead time automation and photo lithography-step is dead as a door nail. How do you square that?

Schwartz:	A lot of things are on order. Let me start with the AMHS part — the long lead.

A lot of things are on order and scheduled and I think the time to turn it on won’t be nearly as long as if it were a brand new order. So an example in Asyst-Shinko from projects, which Asyst-Shinko has won, they’re cued up to get them started up over a few months period rather than a six or eight months period, so I think there’s room to move relatively quickly there.

I think also until the demand picks up and factories really start to get utilized, we’re going to see still some reluctance from a selecting standpoint until the business picks up.

Jay Deahna:	In other words, your customers sense a little bit of a recovery but they’re not super confident so they’re going to take a “wait and see” approach on that until the utilization rates drive an absolute necessity to do something and then they show up with kind of shorter lead time urgency?

Schwartz:	So it seems unless some of the fabs are really full because of some of the consumer applications. It appears as though the customers are waiting.

Jay Deahna:	And the last questions is, “What’s your sense about your sequential quarter potential in the third calendar quarter?”

Ribar:	Jay, we don’t give much booking guidance deliberately. We tend to want to get orders as they come in. We don’t manage it. We let them kind of flow as they do, so right now we’re not calling it upturn.

Jay Deahna:	Okay, thanks.

Operator:	Thank you. Our next question is from Tim Arcuri with Deutsche bank.

Padma Yanamandra:	Hi this is Padma Yanamandra calling in for Tim Arcuri.

I have a couple of quick questions. Have you seen recently any 300mm projects being pushed out or is the timing pretty much intact for 2003?

And Taiwan, in particular, are you seeing any more 200 mm upgrades to bridge the capacity gap near term or do you think they’re still very focused on 300 mm at this point?

Schwartz:	Right now we don’t see much difference in the timing with the past couple of months for 300-mm projects. It’s pretty much the same as where we were and the 200 mm spending is still pretty down, so we don’t see any acceleration there in Taiwan, in particular.

Yanamandra	Okay. All right, thank you.

Operator:	Thank you. Our next question is from Jay Mellen with RBC Capital Markets.

Jay Mellen:	Thanks. A little bit on the breakeven point. At 65 million in revenue, what’s the gross margin you’re expecting when you’re at breakeven?

Ribar:	Yes, probably approximately 40%

Jay Mellen:	Okay.

Ribar:	We’re at 40% in our base business, probably relatively close to traditional, a little bit over 20% at Asyst-Shinko.

Jay Mellen:	Okay, great. Thanks a lot.

Operator:	Thank you. Our next question is from Edward White with Lehman Brothers.

Edward White:	Hi. A couple of questions. Regarding the base business and the cost structure reductions you’re looking at there, besides the head count, are there any other things that you’re planning to do to bring the cost structure down or will it be primarily driven by the head count and then ultimately by the outsource manufacturing?

Ribar:	Hi, this is Geoff– it’s mostly going to be driven by labor. We’ve already taken mostly at our actions of consolidating facilities, you know, reducing (our) manufacturing or outsourcing manufacturing that we needed to do.

There’s a limit to what else we’re able to do on those things but again, of course, some of the variable cost will come down directly with reduced head count.

Edward White:	Okay, and then secondly, how many 300 mm facilities do you see coming on line this year? Do you have a sense as to, you know, what the level of activity there is in terms of plants on the ground?

Schwartz:	It’s – for 2003 we – I think there will be 19 fabs operating at some level in 2003, but very little from the – very little new activity in 2003.

Edward White:	Okay, so basically 19 operating but you wouldn’t expect those would be ones that would be putting a new AMHS system?

Schwartz:	There will be some more capacity. We think that in terms of the capacity it will be about 40% increase from what it was from the capability that existed at the end of 2002.

Edward White:	Okay. Okay, thank you.

Operator:	Thank you. Our next question is from Stuart Muter with Adam Harkness & Hill.

Stuart Muter:	Hi. Good afternoon. I’m just wondering if I could get a little more information on the tool front-end business.

You – one of your large competitors is talking about market share gains and a lot of momentum there and you mentioned, Steve, earlier about the unified tool front-end business, so I’m just wondering if you could go over that and are you gaining traction with design wins and when would we see that?

Stephen Schwartz:	Stuart, a few comments. One, we – when we talk about the market share gains, we really only can report where we’ve won in a competitive situation. When we replace, for example, a generation three load port of ours with an IsoPort, although it’s – we secure a design it’s not really a design win for us.

So sometimes we talk about two different things but in terms of the new tool front end, we’re making good progress at a number of OEMs. We talked about Mattson already and likely in the coming months we’ll have a couple more that we’ll be able to secure.

That’s a – it’s a winner from the standpoint of it will redefine the tool front end to be a simpler, more adaptable solution.

Stuart Muter:	And it will be more competitive on the cost front?

Stephen Schwartz:	Both at cost and price.

Stuart Muter:	Excellent. Thank you.

Operator:	Thank you. Our next question is from Mark FitzGerald with Bank of America Securities.

Mark FitzGerald:	Can you give us any comments on the outlook for the OEM business in the June quarter?

Schwartz:	Our best sense right now, Mark, is that it’s flat to down slightly.

Mark FitzGerald:	Okay. And on the outsourcing strategy, have you guys – are you still pretty comfortable that you’re going to get the kind of advantages and profits out of this thing in terms of the outsourcing?

Schwartz:	We are. We’re on schedule. If we could just pick up the amount of volume we’ve put through, all of the things that are supposed to be happening — the local supplies, the local capability, the quality of the product — it’s coming at least on the current schedule, if not ahead. We just need to get caught up from the volume standpoint.

Mark FitzGerald:	And did some of that happen in Asia at this point, if I recall?

Schwartz:	We are doing the manufacturing in Solectron facility in Singapore.

Mark FitzGerald:	Oh, and any impact from the whole SARS thing from your vantage point?

Schwartz:	No impact for us so far.

Mark FitzGerald:	So there’s no problems in terms of moving product from North America to Singapore and people back and forth right now?

Schwartz:	We went through all the back and forth things, Mark, probably for about the first four months. They’re a self-sustaining group with a lot of people from Asyst who just remain there.

Mark FitzGerald:	Okay. Thank you.

Operator:	Thank you. Our next question is from Manoj Nadkarni with Chip Investor.com.

Manoj Nadkarni:	Hi. Good afternoon. Does your June quarter guidance already take into consideration a strong second quarter outlook by TSMC?

Schwartz:	Yes. I mean, obviously we’ve seen the same numbers that you have on TSMC.

Again, they have not used the increased capacity and innovation to increase demand on the semiconductor capital equipment business yet.

Manoj Nadkarni:	Okay. Fair enough. And what’s your breakeven level for Asyst-Shinko operation?

Ribar:	We haven’t broken it out. We are saying our breakeven level is going to be $65 million for the combined entity because that’s how we report.

Manoj Nadkarni:	And, at present, you are not looking at any cost improvements in the Asyst-Shinko operation?

Ribar:	They’re already profitable — Asyst-Shinko is already profitable excluding amortization of goodwill from the acquisition. And at the same time, we are working on gross margin improvements at Asyst-Shinko.

Manoj Nadkarni:	All right. Thank you.

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star followed by 1 at this time. And as a reminder, if you are using speakerphone equipment today, you will need to lift the handset before pressing the number.

Our next question is from Ben Pang with JP Morgan.

Ben Pang:	Hi. I have a couple of quick questions. On the flat panel business, can you go over the numbers again? What did you guys get for revenue out of that business and also what the opportunity is and how does that translate into your overall served available market and market opportunity for 2000 and – or calendar 2003? And, you know, do you need to develop a new product there or, you know, what does your product line look like for that part of the business?

Ribar:	Well, I’ll answer the math part and let Steve answer the strategic part.

We did 5% of sales with flat panel on the last quarter; 12% in our fiscal Q3/calendar Q4.

Stephen Schwartz:	And in terms of products we have won a pretty significant factory in Korea right now and it’s always, with all the flat panel process and adaptation of technologies that you develop for each generation of glass size and each particular fab lay out but the same core components and capabilities exist but almost each of the factories will have unique engineering associated with it, but using similar components and – but there will be different number of shelves and the stockers are different linked — the truck, for example, or vehicle.

Ben Pang:	Does that still fit in like with your Solectron model?

Stephen Schwartz:	It fits in actually with the core capabilities inside of Shinko and the supply chain that they have inside of Shinko Electric. Ultimately it may fit in to Solectron. We don’t have an action plan in place yet for that.

Ben Pang:	Okay, and are you planning to do anything on the OEM side for that?

Stephen Schwartz:	We’re already in the OEM business out of Asyst Japan for the flat panel. We’ve been in that business for a number of years.

Ben Pang:	So what’s the – what is your overall, sort of, available market look like right now for 2003? You guys have a guess on that or an estimate?

Stephen Schwartz:	Flat panel or total business?

Ben Pang:	Total.

Stephen Schwartz:	Probably around – somewhere in the range of 1 to 1.2 billion.

Ben Pang:	Okay, and how much of that is flat panel?

Stephen Schwartz:	The flat panel AMHS part, Ben, we think it’s somewhere around 200 million.

Ben Pang:	Okay.

Stephen Schwartz:	So it’s roughly of the order of the size of the AMHS of Silicon.

Ben Pang:	So do you see more activity in AMHS right now versus Silicon?

Stephen Schwartz:	In flat panel?

Ben Pang:	Yes.

Stephen Schwartz:	Yes. There’s more opportunity. We’re still most active in Silicon, but selectively, we have some opportunities in flat panel.

Ben Pang:	Okay, and so their bookings trajectory on flat panel side could go upward to – I mean, through the calendar year?

Stephen Schwartz:	We plan to have more business in ‘03 in flat panel than we did in ‘02, yes.

Ben Pang:	Okay. And how many projects do you have tracking now?

Stephen Schwartz:	We’re going after three.

Ben Pang:	Okay.

Stephen Schwartz:	But we watched all 15 that we’re – that are of substance and size.

Ben Pang:	Okay. And those 15 AMHS or FPD projects, what state are those in? Are those like, you know, halfway built or – like how would you characterize the state of those particular projects?

Stephen Schwartz:	They’re – well, Ben, I didn’t bring any data with me but they’re multi-phased programs that are going on and generally we’re focused on the (gen) five level of glass size, if you will.

Ben Pang:	Okay. All right, I really appreciate it. Thank you.

Stephen Schwartz:	You bet.

Operator:	Thank you. Our next question is from Kevin Vassily with Thomas Weisel Partners.

Kevin Vassily:	Yes, Kevin Vassily at Weisel.

Two questions — one with regard to the earnings announcement. You mentioned in the release that you expect to recognize a partial benefit of $3 to $4 million, just as a housekeeping question, is the 3 to 4 million the total benefit you’ll recognize this quarter and you recognize more in the following quarter or are you recognizing something in this quarter less than the $3 or $4 million mentioned?

Ribar:	No. Basically, Kevin, we’re already partially in the quarter before we were able to take some of their actions so we’re only going to get a partial quarter benefit. The additional benefit for future quarters will be greater and we will steadily increase over the next two quarters.

Kevin Vassily:	Got it.

Ribar:	And basically, that’s going to be offset at least in the current quarter by the actual restructuring charges that we’re going to take.

Kevin Vassily:	Okay, good. That’s what I thought.

And second question on the business in Japan. You had a pretty measurable pick up in bookings this quarter, and I’m sorry if I missed this, but can you comment a little bit on the nature of that demand in Japan? What kind of products drove that? Thanks.

Schwartz:	Yes, the most significant part, Kevin, was AMHS at Trecenti.

Kevin Vassily:	Okay. You – I guess maybe with less follow up on that, you mentioned in the pre-release that you had several weeks back that there was in fact one project in Japan that was either put on hold or pushed. Was this AMHS or your core business?

Schwartz:	That’s the 200-mm core business.

Kevin Vassily:	Okay, great. Okay, thank you.

Operator:	Thank you, sir. Ladies and gentlemen, once again if you do have a question, please press the star followed by the 1 at this time.

And there are no further questions at this time. Please continue.

John Swenson:	Okay, everyone. Thanks very much for joining us. We will be here in Fremont the rest of the afternoon if you have further questions and we look forward to speaking with you soon.

Bye.

Operator:	Thank you. Ladies and gentlemen, this does conclude today’s Asyst Technologies Fourth quarter Financial Results Conference.

If you’d like to listen to a replay of today’s call, please dial in at (303) 590-3000 and enter access number 534966 followed by the pound sign.

Once again, if you’d like to listen to a replay of today’s call, please dial (303)590-3000 and enter access number 534966 followed by the pound sign.

Once again, thank you for your participation today and you may now disconnect.

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